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Exhibit (7): Consent of Independent Auditors.

INDEPENDENT AUDITORS CONSENT

We consent to the use in this Registration Statement No. 333-41172 of Companion Life Separate Account B of our report dated February 11, 2000 on the financial statements of Companion Life Insurance Company appearing in the Registration Statement and to the reference to us under the headings "Independent Auditors" in such Prospectus.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
September 22, 2000